Exhibit 10.1

Peoples State Bank

Focus Rewards Plan for Executive Officers

The Focus Rewards Plan for Executive Officers provides an annual cash incentive opportunity for executive officers of PSB Holdings, Inc. in their capacities as Bank officers.  Incentive compensation is determined under a formula that derives 20% of the incentive compensation amount from achievement of certain specific Bank-wide financial and non-financial goals, 40% of the incentive compensation amount from the achievement of the Bank’s net income target, and 40% of the incentive compensation amount from the Bank’s return on equity when compared against a peer group of publicly reporting banks.  The peer group is made up of publicly reporting banks and thrifts in the United States with assets between $500 million and $1 billion, as reported by SNL Securities.

The following table illustrates the potential incentive compensation under various scenarios.  Incentive compensation is paid in cash following the determination of results under the plan for the preceding fiscal year.

Percentile Rank of	All Specific Bank-wide Goals Achieved
PSB ROE compared	% of Bank Budgeted Pre-incentive Net Income Achieved
to Peer Group	<95%	95%	98%	100%
	Incentive Compensation as a Percentage of Base Salary

Less than 50th percentile	2.0%	2.8%	4.4%	6.0%
50th to 55th percentile	6.0%	6.8%	8.4%	10.0%
55th to 60th percentile	7.5%	8.5%	10.5%	12.5%
60th to 65th percentile	9.6%	10.9%	13.4%	16.0%
65th to 70th percentile	12.0%	13.6%	16.8%	20.0%
70th to 75th percentile	15.0%	17.0%	21.0%	25.0%
> 75th percentile	18.0%	20.4%	25.2%	30.0%

Percentile Rank of	No Specific Bank-wide Goals Achieved
PSB ROE compared	% of Bank Budgeted Pre-incentive Net Income Achieved
to Peer Group	<95%	95%	98%	100%
	Incentive Compensation as a Percentage of Base Salary

Less than 50th percentile	0.0%	0.8%	2.4%	4.0%
50th to 55th percentile	4.0%	4.8%	6.4%	8.0%
55th to 60th percentile	5.0%	6.0%	8.0%	10.0%
60th to 65th percentile	6.4%	7.7%	10.2%	12.8%
65th to 70th percentile	8.0%	9.6%	12.8%	16.0%
70th to 75th percentile	10.0%	12.0%	16.0%	20.0%
> 75th percentile	12.0%	14.4%	19.2%	24.0%